Exhibit 10.1

EXECUTION VERSION

AMENDMENT NUMBER SIX

TO LOAN AND SECURITY AGREEMENT AND CONSENT

This AMENDMENT NUMBER SIX TO LOAN AND SECURITY AGREEMENT AND CONSENT (this “Amendment”) is entered into as of September 27, 2005, by the lenders identified on the signature pages hereof (the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation (“Agent”; and together with the Lenders, the “Lender Group”), as the arranger and administrative agent for the Lenders, and POSTER FINANCIAL GROUP, INC., a Nevada corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries together with Parent are referred to hereinafter each individually as a “Borrower” and individually and collectively, jointly and severally, as the “Borrowers”), with reference to the following:

WHEREAS, Borrowers and the Lender Group are parties to that certain Loan and Security Agreement, dated as of January 23, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrowers have requested that the Lender Group agree to certain amendments of the Loan Agreement to facilitate the purchase of the stock of Parent held by PB Gaming, Inc., by Holdings (the “Sale of Parent”) in a manner in compliance with the conditions set forth herein;

WHEREAS, Borrowers have requested an increase in availability under the Revolver Commitment, with a concurrent prepayment in full of the Term Loan A and Term Loan B; and

WHEREAS, subject to the terms and conditions set forth herein, the Lender Group is willing to make the amendments requested by Borrowers.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement, as amended hereby.

2. Amendments to Loan Agreement.

(a) Section 1.1 of the Loan Agreement is hereby amended by adding or amending and restating the following defined terms in their entirety to read in full as set forth below:

“Affiliate Capex Indebtedness” means unsecured Indebtedness of any Borrower payable to Landry’s Restaurant or an Affiliate thereof, the terms of which are satisfactory to the

Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Borrower under the Loan Documents by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent.

“Affiliate Financed Capital Expenditures” means, with respect to any Person, any Capital Expenditure of such Person to the extent financed pursuant to, or paid with the Net Cash Proceeds of, as applicable, (i) Affiliate Capex Indebtedness, or (ii) the issuance and sale of common Stock of Parent, and, if applicable, the concurrent issuance of sale of common Stock of any other Borrower, so long as such Stock (of any Subsidiary of Parent) so issued and sold shall, upon issuance thereof, be subject to a first Lien in favor of Agent, for the benefit of the Lender Group, pursuant to the Stock Pledge Agreement (and the applicable Borrowers shall, promptly upon such issuance, execute and deliver to Agent all applicable supplements or additional Stock Pledge Agreements reasonably required in connection therewith).

“Base Rate Margin” means, as of any date of determination, the following margin based upon Borrowers’ most recent Senior Debt to EBITDA Ratio calculation (determined as set forth in the following paragraph); provided, however, that for the period from the Sixth Amendment Effective Date, through December 31, 2005, the applicable Base Rate Margin shall be 1.00 percentage points:

Level	Senior Debt to EBITDA Ratio	Base Rate Margin
I	less than or equal to 4.50:1.00	0.75 percentage points

II	greater than 4.50x and less than or equal to 5.50:1.00	1.00 percentage points

III	greater than 5.50:1.00	1.25 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin shall (a) be based upon Borrowers’ most recent Senior Debt to EBITDA Ratio calculation, and (b) be re-determined each fiscal quarter on the first day of the fiscal month following the date Borrowers deliver to Agent the certified calculation of Senior Debt to EBITDA Ratio pursuant to Section 6.3 hereof; provided, however, that if Borrowers fail to provide such certification when such certification is due, the applicable Base Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the fiscal month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin shall be set at the margin based upon the Senior Debt to EBITDA Ratio calculation disclosed by such certification). Notwithstanding anything in this Agreement to the contrary in the event that the audited financial statements required under Section 6.3(b) for any fiscal year of Parent and its Subsidiaries shall indicate that the actual Senior Debt to EBITDA Ratio was higher or lower for any fiscal quarter in such fiscal year than previously reported in a certified calculation of the Senior Debt to EBITDA Ratio for such fiscal quarter, then the Base Rate Margin shall be adjusted retroactively (to the effective date of the adjustment to the Base Rate Margin which was based upon the delivery of such certified calculation) to reflect the correct margin, and the Borrowers shall make payment to or receive credit from (as applicable) the Lenders to reflect such adjustment.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 10%, or more, of the Stock of Holdings having the right to vote for the election of members of the Board of Directors; (b) Landry’s Restaurants ceases to own, directly or indirectly, and control 100% of the outstanding Stock of Holdings; (c) Holdings ceases to own, directly or indirectly, and control 100% of Parent; (d) that a majority of the members of the Board of Directors do not constitute Continuing Directors; or (e) any Borrower or any Guarantor ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries extant as of the Closing Date.

“EBITDA” means, with respect to any fiscal period, Consolidated Net Income, minus extraordinary gains and interest income, plus (a) Interest Expense, income taxes and depreciation and amortization for such period, as determined in accordance with GAAP, (b) for the fiscal year ending 2004 only, signing bonuses paid in an amount not to exceed $1,200,000, (c) for any fiscal period ending prior to the Closing Date only, management fees paid to MGM Mirage during such fiscal period, (d) severance costs of up to (i) $4,000,000 in the aggregate in connection with or resulting from the Sale of Parent, and (ii) $2,500,000 in the aggregate incurred during the term of this Agreement other than in connection with or resulting from the Sale of Parent, (e) $150,000 in respect of the amendment fee payable to Agent under Amendment Number Four, and (f) extraordinary losses in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, as of any date of determination, with respect to Parent and its Subsidiaries, the ratio of (i) the sum of (a) TTM EBITDA minus (b) Non-Excluded Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during the most recently completed 12 month period, minus (c) all principal payments made with respect to Affiliate Capex Indebtedness during the most recently completed 12 month period, to (ii) Fixed Charges for the most recently completed 12 month period.

“Holdings” means Landry’s Gaming, Inc., a Nevada corporation.

“Immaterial Subsidiary” means any subsidiary of Borrower or any Guarantor whose capitalization is less than or equal to $15,000, and who does not conduct any activities or own any assets.

“Interest Expense” means, for any period, with respect to Parent and its Subsidiaries, the aggregate of the interest expense for such period, less (to the extent included in interest expense) amortization of deferred loan costs, all as determined on a consolidated basis in accordance with GAAP.

“Landry’s Restaurants” means Landry’s Restaurants, Inc., a Delaware corporation.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) actual out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any Subsidiary of a Borrower, (h) Agent’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any Subsidiary of a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“LIBOR Rate Margin” means, as of any date of determination, the following margin based upon Borrowers’ most recent Senior Debt to EBITDA Ratio calculation (determined as set forth in the following paragraph); provided, however, that for the period from the Sixth Amendment Effective Date, through December 31, 2005, the applicable LIBOR Rate Margin shall be 2.00 percentage points:

Level	Senior Debt to EBITDA Ratio	LIBOR Rate Margin
I	less than or equal to 4.50:1.00	1.75 percentage points

II	greater than 4.50x and less than or equal to 5.50:1.00	2.00 percentage points

III	greater than 5.50:1.00	2.25 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall (a) be based upon Borrowers’ most recent Senior Debt to EBITDA Ratio calculation, and (b) be re-determined each fiscal quarter on the first day of the fiscal month following the date Borrowers deliver to Agent the certified calculation of the Senior Debt to EBITDA Ratio pursuant to Section 6.3 hereof; provided, however, that if Borrowers fail to provide such certification when such certification is due, the applicable LIBOR Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the fiscal month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin shall be set at the margin based upon the Senior Debt to EBITDA Ratio calculation disclosed by such certification). Notwithstanding anything in this Agreement to the contrary in the event that the audited financial statements required under Section 6.3(b) for any fiscal year of Parent and its Subsidiaries shall indicate that the actual Senior Debt to EBITDA Ratio was higher or lower for any fiscal quarter in such fiscal year than previously reported in a certified calculation of the Senior Debt to EBITDA Ratio for such fiscal quarter, then the LIBOR Rate Margin shall be adjusted retroactively (to the effective date of the adjustment to the LIBOR Rate Margin which was based upon the delivery of such certified calculation) to reflect the correct margin, and the Borrowers shall make payment to or receive credit from (as applicable) the Lenders to reflect such adjustment.

“Maximum Revolver Amount” means $43,000,000.

“Non-Excluded Capital Expenditures” means all Capital Expenditures other than Affiliate Financed Capital Expenditures.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (e) immaterial transfers of Real Property for dedication or public use or easements, restrictions, covenants, reservations and rights of way granted in the ordinary course of business, (f) the leasing of any portion of the Casino or Real Property to third-party tenants for retail (including sales of time-shares and travel related services) or restaurant purposes only in the ordinary course of business, so long as (i) such leases do not demise space in excess of 12,500 net rentable square feet in the aggregate of the Casino or Real Property, (ii) the term of such lease does not exceed 60 months, plus up to one (1) 30-month option term (or equivalent combination of renewals), (iii) the rental rate under any such lease is at least equal to the then prevailing market rate for the entire term of such lease (except for the option periods as set forth in the preceding clause (ii)), (iv) any such lease provides that the premises demised thereby cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect, (v) the proposed tenant is not an Affiliate of any Borrower or Guarantor, and (vi) no Event of Default has occurred and is continuing or would result therefrom, (g) the leasing of any portion of the Casino or Real Property to tenants that are an Affiliate of the fee owner of a Real Property solely for restaurant purposes only in the ordinary course of business, so long as (i) the rental rate under any such lease is at least equal to the then prevailing market rate for the entire term of such lease and the lease is on commercially reasonable terms acceptable to Agent and Lenders in their Permitted Discretion, (ii) any such lease provides that the premises demised thereby cannot be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities or sexual conduct or any other use that has or could reasonably be expected to have a Material Adverse Effect, (iii) prior to entering into such a lease tenant and fee owner of the property shall have entered into a subordination and attornment agreement with non-disturbance rights for tenant, so long as tenant is in compliance with all of the terms of such lease, in form and substance acceptable to Agent and Lenders in their Permitted Discretion, and (iv) no Event of Default has occurred and is continuing or would result therefrom, and (h) dispositions not otherwise permitted in clauses (a) through (f) of assets other than Real Property, Stock of any Subsidiary of Parent, or patents, trademarks, copyrights, or other intellectual property rights, so long as (i) no Default or Event of Default has occurred or is continuing or would result therefrom, (ii) each such disposition is consummated at fair value, in good faith, and pursuant to an arm’s length transaction, and (iii) the amount of all such dispositions (based on the aggregate consideration, calculated as of the date of each such disposition) under this clause does not exceed $2,000,000 in the aggregate from and after the Sixth Amendment Effective Date.

“Permitted Holder” means Landry’s Restaurants.

“Sale of Parent” means the purchase of 100% of the stock of Parent (held prior to the Sixth Amendment Effective Date by PB Gaming) by Holdings (pursuant to the Sale of Parent Agreements).

“Sale of Parent Agreements” means that certain Stock Purchase Agreement, by and among PB Gaming, Poster Financial Group, Holdings, and Landry’s Restaurants, Inc. dated as of February 3, 2005, and any other agreement, instrument, and other document relating to the Sale of Parent.

“Sixth Amendment” means that certain Amendment Number Six to Loan Agreement and Consent, dated as of September 27, 2005, between Borrowers and the Lender Group.

“Sixth Amendment Effective Date” means September 27, 2005, subject to satisfaction (or waiver by Agent, as applicable) of the conditions precedent to the effectiveness of the Sixth Amendment as set forth in such Sixth Amendment.

“Unused Fee Margin” means, as of any date of determination, the following percentage based upon Borrowers’ most recent Senior Debt to EBITDA Ratio calculation (determined as set forth in the following paragraph); provided, however, that for the period from the Sixth Amendment Effective Date, through the date that is 90 days after the Sixth Amendment Effective Date, the applicable Unused Fee Margin shall be 0.375 percent:

Level	Senior Debt to EBITDA Ratio	Unused Fee Margin
I	less than or equal to 5.50:1.00	0.375 percent

II	greater than 5.50:1.00	0.50 percent

Except as set forth in the foregoing proviso, the Unused Fee Margin shall (a) be based upon Borrowers’ most recent Senior Debt to EBITDA Ratio calculation, and (b) be re-determined each fiscal quarter on the first day of the fiscal month following the date Borrowers deliver to Agent the certified calculation of Senior Debt to EBITDA Ratio pursuant to Section 6.3 hereof; provided, however, that if Borrowers fail to provide such certification when such certification is due, the applicable Unused Fee Margin shall be set at the margin in the row styled “Level II” as of the first day of the fiscal month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Unused Fee Margin shall be set at the margin based upon the Senior Debt to EBITDA Ratio calculation disclosed by such certification). Notwithstanding anything in this Agreement to the contrary in the event that the audited financial statements required under Section 6.3(b) for any fiscal year of Parent and its Subsidiaries shall indicate that the actual Senior Debt to EBITDA Ratio was higher or lower for any fiscal quarter in such fiscal year than previously reported in a certified calculation of the Senior Debt to EBITDA Ratio for such fiscal quarter, then the Unused Fee Margin shall be adjusted retroactively (to the effective date of the adjustment to the Unused Fee Margin which was based upon the delivery of such certified calculation) to reflect the correct margin, and the Borrowers shall make payment to or receive credit from (as applicable) the Lenders to reflect such adjustment.

(b) Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. If, at any time after the date of this Agreement, any material change is made to GAAP or the Borrowers’ accounting practices that would affect in any material respect the determination of compliance with the covenants set forth in this Agreement, the Borrowers shall notify the Agent of the change and the Borrowers and the Agent shall negotiate in good faith to amend such covenant to restore the Borrowers and the Lenders to the position they occupied before the implementation of such material change in GAAP or accounting practices; provided that if the Borrowers and the Agent are unable to reach agreement within 30 days following the implementation of such material change, the Agent shall be permitted, acting in good faith, to make such amendments to the covenants set forth in this Agreement as it reasonably determines are necessary to restore the Borrowers and the Lenders to the position they occupied prior to the implementation thereof. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

(c) Section 2.2(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Term Loan A. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan A Commitment made term loans (collectively, the “Term Loan A”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan A Amount. As of the Sixth Amendment Effective Date, the outstanding unpaid principal balance of the Term Loan A is $9,000,000.00 and the amount of accrued and unpaid interest under the Term Loan A is $35,373.24. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan A shall be due and payable on the Sixth Amendment Effective Date. All amounts outstanding under the Term Loan A constitute Obligations.”

(d) Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) Term Loan B. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan B Commitment made term loans (collectively, the “Term Loan B”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan B Amount. As of the Sixth Amendment Effective Date, the outstanding unpaid principal balance of the Term Loan B is $7,500,000.00 and the amount of accrued and unpaid interest under the Term Loan B is $22,079.12. The outstanding unpaid principal balance and all accrued and unpaid interest under the Term Loan B shall be due and payable on the Sixth Amendment Effective Date. All amounts outstanding under the Term Loan B shall constitute Obligations.”

(e) Section 2.2(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) Mandatory Prepayments.

(i) Immediately upon any sale or disposition by Parent or any of its Subsidiaries of property or assets (other than the dispositions described in clauses (a)–(f) of Permitted Dispositions and dispositions in an aggregate amount not to exceed $250,000 per annum) the Borrowers shall prepay the outstanding principal balance of the Advances in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with the sales or dispositions. Nothing contained in this subclause (i) shall permit Parent and any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(ii) Upon the issuance or incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than the Indebtedness referred to in clause (f) of Section 7.1 or Affiliate Capex Indebtedness) or the sale or issuance by Parent or any of its Subsidiaries of any shares of Stock the Borrowers shall prepay the Advances in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subclause (ii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iii) Each prepayment pursuant to subclauses (i) and (ii) above is without reduction to the Revolver Commitment.”

(f) Section 2.11(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) Unused Line Fee. On the first day of each quarter during the term of this Agreement, an unused line fee in the amount equal to the applicable Unused Fee Margin (in effect on such date) times the result of (i) the Maximum Revolver Amount, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding quarter, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding quarter.”

(g) Section 2.11(b) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to the applicable LIBOR Rate Margin per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.”

(h) Section 2.11(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(c) Audit, Appraisal, and Valuation Charges. Solely with respect to any audit, appraisal or valuation conducted (or commenced) at a time when a Default or Event of Default shall have occurred and be continuing, audit, appraisal, and valuation fees and charges as follows: (i) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Agent, and (ii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers or their Subsidiaries, to appraise the Collateral, or any portion thereof, or to assess Borrowers’ and their Subsidiaries’ business valuation.”

(i) Section 2.12(e) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(e) Any and all out-of pocket charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that as of the Sixth Amendment Effective Date, the usage charge imposed by the prospective Underlying Issuer is .50% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.”

(j) Section 2.13(b)(iii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(iii) Borrowers shall have not more than 8 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(k) Section 6.2 of the Loan Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

“6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form reasonably satisfactory to Agent:

Within 5 Business Days of any issuance or filing	(a) copies of each material report in respect of Borrowers’, and their respective Subsidiaries’ businesses issued by a Nevada Gaming Authority or made by Borrower or any of their Subsidiaries, to a Nevada Gaming Authority,

Quarterly	(c) a report regarding Borrowers’ and their Subsidiaries’ accrued, but unpaid, ad valorem taxes;

Upon request by Agent	(d) such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may reasonably request.”

(1) Section 6.3(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(a) as soon as available, but in any event within 45 days after the end of each month that is the end of Parent’s fiscal quarters, and, in the event that Parent ceases to be required to file (or ceases for any reason to so file) 10-Q reports with the SEC, as soon as available, but in any event within 30 days after the end of each other month during each of Parent’s fiscal years,

(i) a company prepared consolidated balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, provided, however that, so long as Parent (is required by the SEC to file and) provides copies of its 10-Q quarterly reports with respect to such period pursuant to Section 6.3(d) below, no separate reporting shall be required under this clause (i),

(ii) a certificate signed by the chief financial officer of Parent to the effect that:

A. the financial statements delivered hereunder (or included in the applicable 10-Q quarterly reports) have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries,

B. the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

C. there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto), and

(iii) (A) a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.18, and (B) a calculation of Parent’s most recent

Senior Debt to EBITDA Ratio sufficient to be able to determine the Base Rate Revolver Margin, the LIBOR Rate Revolver Margin and the Unused Fee Margin (in accordance with the terms set forth in the definitions thereof),”

(m) Section 6.3 of the Loan Agreement is hereby amended by (i) deleting the “and” at the end of Section 6.3(g), (ii) renumbering Section 6.3(h) as Section 6.3(1). and (iii) inserting a new Section 6.3(h) reading in full as follows:

“(h) To the extent not otherwise provided to Agent pursuant to the Loan Documents, as and when delivered by any Borrower or Subsidiary thereof, and within 5 Business Days after receipt by any Borrower or Subsidiary thereof, as applicable, copies of all reports and notices delivered or received by any Borrower or Subsidiary thereof pursuant to the Senior Note Documents.”

(n) Section 6.15 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“6.15 Formation of Subsidiaries. At the time that (or, in the case of an Immaterial Subsidiary, on or within 60 days after) any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement or the Guaranty and the Guarantor Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate UCC-1 financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary (unless such Subsidiary is a CFC in which case the pledge of such ownership interest will be limited to 65% of the Stock of the CFC), in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.”

(o) Section 7.1(j) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(j) unsecured Indebtedness (other than Affiliate Capex Indebtedness) in an amount not to exceed $5,000,000 at any one time outstanding, and Affiliate Capex Indebtedness (but only to the extent permitted under the Senior Note Documents).”

(p) Sections 7.7(a) and 7.7(b) of the Loan Agreement are hereby amended and restated in their entirety as follows:

“(a) prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Subsidiary of a Borrower, other than (i) the Obligations in accordance with this Agreement, and (ii) payments on or with respect to Affiliate Capex Indebtedness to the extent expressly permitted in the applicable subordination agreement having been entered into among Borrower, the applicable Affiliates providing such Affiliate Capex Indebtedness and Agent in connection therewith, or

(b) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) the Senior Note Documents; provided that the Indenture Trustee may amend the Senior Note Documents to cure any ambiguity, defect, omission, mistake or inconsistency and (ii) any agreement, instrument, document, indenture, or other writing evidencing or concerning Affiliate Capex Indebtedness (except as expressly permitted in the applicable subordination agreement having been entered into with Agent with respect thereto) or any Indebtedness permitted under Section 7.1(b) or (c), or”

(q) Section 7.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“7.13 Transactions with Affiliates. Except as set forth in Schedule 7.13, directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms, are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-Affiliate and, if they involve one or more payments by any Borrower or any of its Subsidiaries in excess of $100,000 in any fiscal year, are fully disclosed to Agent.”

(r) Section 7.18(b) of the Loan Agreement (the Capital Expenditures negative covenant) is hereby deleted in its entirety, and replace with “(b) [Intentionally Omitted].”

(s) All instances in the Loan Agreement and in the other Loan Documents of the defined term “PB Gaming” are hereby amended and replaced with the defined term “Holdings”.

(t) Schedule C-l to the Loan Agreement is hereby amended and restated in its entirety as set forth on Annex 1 hereto.

(u) Each of Schedules 5.8(b), 5.8(c), 5.10, and 5.21 to the Loan Agreement is amended and restated to read in full as set forth in the corresponding schedules attached hereto.

(v) Schedule 4 to Exhibit C-l to the Loan Agreement is hereby amended and restated in its entirety as set forth on Annex 1 hereto.

3. Consent. Notwithstanding Section 7.8 of the Loan Agreement (as in effect prior to the effectiveness of this Amendment), the Lenders hereby consent to the Sale of Parent; provided however that all conditions set forth in this Amendment are fulfilled to the Lender Group’s satisfaction.

4. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Amendment and each and every provision hereof:

(a) Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect;

(b) Agent shall have received a reaffirmation and consent substantially in the form attached hereto as Exhibit A, duly executed and delivered by Guarantor;

(c) Term Loan A and Term Loan B, together will all outstanding accrued and unpaid interest thereon, shall be repaid in full concurrently with (and out of) the funding of the initial Advance on the Sixth Amendment Effective Date (on a Dollar for Dollar basis until paid in full out of first proceeds of such Advance, such that until such Term Loan A and Term Loan B, and such interest thereon, are so repaid in full, there shall be no increase in aggregate outstanding Obligations);

(d) Borrowers shall have delivered to Agent a copy of the executed Sale of Parent Agreements, certified as being true, correct, and complete by an officer of Administrative Borrower, and, in each case, the same shall be in form and substance satisfactory to Agent and Lenders in their Permitted Discretion;

(e) Agent shall have received evidence reasonably satisfactory to it that (i) the Sale of Parent has been consummated in accordance with the terms and provisions of the Sale of Parent Agreements (and in a manner satisfactory to Agent) and in accordance with all laws applicable thereto, (ii) Borrowers and their Subsidiaries have obtained all Gaming Licenses and Liquor Licenses, and (iii) the Nevada Gaming Authorities have found Holdings and its Stockholders to be suitable;

(f) Holdings, Borrowers and their Subsidiaries shall have paid all fees and shall have received all licenses (including all Gaming Licenses), approvals or evidence of other actions required by any Governmental Authority in connection with the Sale of Parent and the execution and delivery by Borrowers or their Subsidiaries of the Amendment or with the consummation of the transactions contemplated thereby (including the Sale of Parent);

(g) Holdings shall be a wholly-owned subsidiary of Landry’s Restaurants;

(h) Agent shall have received Amendment Number Two To Fee Letter, duly executed by the parties thereto;

(i) Agent shall have received one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above;

(j) The representations and warranties herein and in the Loan Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(k) No Default or Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein or in the Sale of Parent Documents;

(l) No Material Adverse Change shall have occurred since December 31, 2004;

(m) Agent shall have received fully executed, acknowledged and delivered Second Amendments to Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement for each of the Laughlin and Las Vegas, Nevada properties (the “Nevada Properties”) of the Borrower subject to existing Mortgages, which shall be sufficient to increase the maximum amount of indebtedness secured by each such Mortgage up to $43,000,000 and otherwise in form and substance reasonably acceptable to Agent (the “Mortgage Amendments”);

(n) Agent shall have received a certificate from the Secretary of each Borrower and each Guarantor attesting to the resolutions of such Borrower or Guarantor’s Board of Directors authorizing its execution, delivery, and performance of this Sixth Amendment and each related document to which it is applicable and authorizing specific officers of such Borrower or Guarantor to execute the same;

(o) Agent shall have received copies of each Borrower and Guarantor’s Governing Documents, as amended, modified, or supplemented to the Sixth Amendment Effective Date, certified by the Secretary of such Borrower or Guarantor;

(p) Agent shall have received a certificate of status with respect to each Borrower and Guarantor, dated within 15 days of the Sixth Amendment Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower or Guarantor, which certificate shall indicate that such Borrower or Guarantor is in good standing in such jurisdiction;

(q) Agent shall have received certificates of status with respect to each Borrower and Guarantor, each dated within 30 days of the Sixth Amendment Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower or Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower or Guarantor is in good standing in such jurisdictions;

(r) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent; and

(s) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force and effect by any Governmental Authority against any Borrower, any Guarantor, Agent, or any Lender.

5. Additional Covenant. In conjunction with each of the Mortgage Amendments, Borrower shall deliver to Agent, within thirty (30) days after the Sixth Amendment Effective Date (it being understood that any failure to so deliver, which failure continues for a period of 10 days after written notice thereof from Agent to Borrower, shall constitute an immediate Event of Default), in form and substance reasonably acceptable to Agent, (i) mortgage modification and additional advance endorsements to the title policies for the Nevada Properties issued by Commonwealth Land Title Insurance Company insuring the first priority of the lien of the Mortgages on the Nevada Properties as amended by the Mortgage Amendments and any previous amendments or as affected by this Sixth Amendment and showing no additional exceptions to title, and (ii) revised tie-in endorsements to the title policies for the Nevada Properties issued by Commonwealth Land Title Insurance Company.

6. Release. To the extent permitted by applicable law, each Borrower and each Guarantor hereby waives, releases, remises and forever discharges each member of the Lender Group, each of their respective Affiliates, and each of their respective officers, directors, employees, and agents (collectively, the “Released Parties”), from any and all claims, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which any Borrower or any Guarantor ever had, now has or might hereafter have against any such Released Party which relates, directly or indirectly, to the Loan Agreement or any other Loan Document, or to any acts or omissions of any such Release with respect to the Loan Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents. As to each and every claim released hereunder, each Borrower and each Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, each Borrower specifically waives, to the extent permitted by applicable law, the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

As to each and every claim released hereunder, each Borrower and each Guarantor also waives the benefit of each other similar provision of applicable federal or state law, if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

7. Representation and Warranty. Each Borrower and Guarantor hereby jointly and severally represents and warrants to the Agents, with respect to all Loan Parties, as follows:

(a) Organization; Powers. Each Borrower and Guarantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its properties and to carry on its business as now being conducted and as presently contemplated, (iii) has the power and authority to execute and deliver this Amendment, and to perform its obligations under this Amendment and the Loan Agreement, as amended hereby, and (iv) is duly qualified to do business in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business requires such qualification except where the failure to qualify could not reasonably be expected to have a material adverse effect.

(b) Authorization; Enforceability. The execution, delivery and performance of this Amendment and the performance of the Loan Agreement, as amended hereby, are within the Borrowers’ powers and have been duly authorized by all necessary action. This Amendment has been duly executed and delivered by the Loan Parties, and each of this Amendment and the Loan Agreement, as amended hereby, constitutes a legal, valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(c) Governmental Approvals; No Conflicts. The execution, delivery and performance of this Amendment, the performance by the Loan Parties of their obligations under the Loan Agreement, as amended hereby, and the consummation of the Sale of Parent, (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable requirement of law or any Governing Document of any Borrower and Guarantor or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Loan Parties or their respective assets, or give rise to a right thereunder to require any payment to be made by the Loan Parties, and (iv) will not result in the creation or imposition of any Lien on any asset of the Loan Parties.

(d) Bring-Down. (i) The representations and warranties of each Borrower and Guarantor contained herein, in Article V of the Loan Agreement and in each other Loan Document (after giving effect to the amendments set forth herein) to which it is a party and certificate or other writing delivered to the Agents and the Lenders pursuant hereto or thereto on or prior to the date hereof are true and correct on and as of such date as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all material respects on and as of such date); provided, however, that for purposes of Sections 5.8, 5.10, and 5.21, all references in such representations and warranties to the Closing Date or “the date hereof, or like words referring to the Closing Date or the date of execution of the Loan Agreement, shall mean and refer to the Sixth Amendment Effective Date and all references in such representations and warranties to Schedules 5.8, 5.10, and 5.21 to the Loan Agreement shall mean and refer to such Schedules as amended, if applicable, pursuant to this Sixth Amendment;

(ii) no Event of Default or Default has occurred and is continuing or would result from the effectiveness of this Amendment; and (iii) no event or development has occurred that could reasonably be expected to have a material adverse effect.

8. Choice of Law. The validity of this Amendment, its construction, interpretation and enforcement and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the State of California.

9. Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

10. Effect on Loan Documents.

(a) The Loan Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Loan Agreement or any other Loan Document. The consents and modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents and shall not operate as a consent to any further or other matter under the Loan Documents.

(b) Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to “the Loan Agreement”, “thereunder”, “therein”, “thereof or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

11. Entire Agreement. This Amendment embodies the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

POSTER FINANCIAL GROUP,
a Nevada corporation

By
Title:	V.P.

GNL, CORP.,
a Nevada corporation

By
Title:	V.P.

GNLV, CORP.,
a Nevada corporation

By
Title:	V.P.

[SIGNATURE PAGE TO AMENDMENT NUMBER SIX TO LOAN AND SECURITY AGREEMENT]

S-1

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and as a Lender

By
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NUMBER SIX TO LOAN AND SECURITY AGREEMENT]

S-2

FOOTHILL INCOME TRUST II, L.P., as a Lender

By	FIT II GP, LLC,
its General Partner

	By:	Michael R. Bohannon
	Title:	Managing Member

[SIGNATURE PAGE TO AMENDMENT NUMBER SIX TO LOAN AND SECURITY AGREEMENT]

Annex 1

Schedule C-1

Commitments as of the Sixth Amendment Effective Date

Lender	Revolver Commitment	Term Loan A Commitment	Term Loan B Commitment	Total Commitment
Wells Fargo Foothill, Inc.	$43,000,000	$0	$0	$43,000,000
All Lenders	$43,000,000	$0	$0	$43,000,000

Schedule 5.8(b)

Capitalization of Borrowers

Borrower	Class	Authorized capital Stock	Number Issued and Outstanding
Poster Financial Group, Inc.	common stock	10,000	100
GNLV, CORP.	common stock	1,000,000	25,000
GNL, Corp.	common stock	2,500	100

Schedule 5.8(c)

Capitalization of Borrowers’ Subsidiaries

Borrower	Subsidiaries of Borrower	Jurisdiction of Organization of Subsidiaries	Number of Authorized Shares/LLC Interests of Subsidiaries	Number and Percentage of outstanding shares/LLC Interests owned by the Borrower in its Subsidiaries	Subscriptions, Options, Warrants or calls relating to shares of Subsidiaries

Poster Financial Group, Inc.	GNLV, CORP., GNL, Corp., Golden Nugget Experience, LLC	each, Nevada	See Schedule 5.8(b) for GNL, Corp. and GNLV, CORP. information Golden Nugget Experience, LLC - 100% authorized interest	Poster Financial Group, Inc. owns 100% of the outstanding shares of GNLV, CORP. and GNL, Corp. and indirectly owns a 100% interest in Golden Nugget Experience, LLC through its ownership of GNLV, CORP.	None

GNLV, CORP.	Golden Nugget Experience, LLC	Nevada	Golden Nugget Experience, LLC - 100% authorized interest	GNLV, CORP. directly owns a 100% interest in Golden Nugget Experience, LLC	None

GNL, Corp.	None	N.A.	N.A.	N.A.	N.A.

Schedule 5.10

Litigation

Poster Financial Group, Inc.

None

GNLV, CORP.

None

GNL, Corp.

None

Golden Nugget Experience, LLC

None

Schedule 5.21

Licenses and Permits

Name	License	Length	License Number	Renewal Date
Poster Financial Group, Inc.:
State of Nevada	Registration as holding company and finding of suitability to own stock of GNL, Corp. and GNLV, CORP.	Continuing	None	N.A.

Clark County	Approval as holding company of Liquor License	Continuing	None	N.A.

City of Las Vegas	Approval as holding company of Liquor License	Continuing	None	N.A.

GNLV, CORP.[1]:

Convention Authority (LV– City)	Gaming	Quarterly	C30-00077-8- 000057	12/31/2003

City of Las Vegas	Gaming	Semi – Annual	G08-00014-4- 000057	3/31/2004

City of Las Vegas – Carson Street Café	Business	Semi – Annual	R09-00014-6- 002609	12/15/2003

City of Las Vegas – Gift Shop	Business	Semi – Annual	G04-04712-4- 002609	12/15/2003

City of Las Vegas – Boutique	Business	Semi – Annual	G04-04711-4- 002609	12/15/2003

City of Las Vegas – Buffet	Business	Semi – Annual	R09-01085-4- 002609	12/15/2003

City of Las Vegas – ZAX	Business	Semi – Annual	R09-01087-4- 002609	12/15/2003

City of Las Vegas – Coffee Cart	Business	Semi – Annual	R05-00332-4- 002609	12/15/2003

City of Las Vegas – Lilly Langtry	Business	Semi – Annual	R09-01089-4- 002609	12/15/2003

City of Las Vegas – Snack Bar	Business	Semi – Annual	R07-00502-4- 002609	12/15/2003

City of Las Vegas – Starbucks	Business	Semi – Annual	R07-00501-4- 002609	12/15/2003

City of Las Vegas – Stefano	Business	Semi – Annual	R09-01088-4- 002609	12/15/2003

City of Las Vegas – Ten Bar Outlets	Liquor	Semi – Annual	L16-00081-4-000066	4/1/2004

Clark County	Gaming	Quarterly	1004432-GAM-105	12/31/2003

[1]	Except when indicated, GNLV, CORP. and GNL, Corp. have already been granted the licenses disclosed in Schedule 5.21 and will renew the licenses by paying a fee in the ordinary course of business.

State of Nevada	Gaming	Quarterly	00336-03	12/31/2003

State of Nevada	Gaming	Annual	00336-03	6/30/2004

State of Nevada	Gaming	Annual	00336-03	12/31/2003

City of Las Vegas – Beauty Salon	Business	Semi – Annual	BO5	2/1/2004

City of Las Vegas – Cigarettes	Business	Annual	C05	2/1/2004

City of Las Vegas – Contracting	Business	Annual	C11	2/1/2004

City of Las Vegas – Hotel	Business	Semi – Annual	H06	3/1/2004

City of Las Vegas – Health/Spa	Business	Annual	H08	3/1/2004

City of Las Vegas – Massage/Spa	Business	Semi – Annual	M03	4/1/2004

City of Las Vegas – Parking	Business	Semi – Annual	P02	5/1/2004

Clark County Health Dept.	Health	Semi – Annual	All Health Permits	1/15/2004

State of Nevada	Manufacturer and Distributor	Annual	Not yet granted	N.A.

GNL, Corp.:

Clark County	Business	Quarterly	1052179-GEN-102	1/31/2004

Clark County	Gaming	Quarterly	1052179-GAM-101	12/31/2003

Clark County – Amusement	Business	Semi – Annual	1000647-866	5/15/2004

Clark County – Convention Gaming Authorities	Business	Quarterly	1052179-CON-101	12/31/2003

Clark County –Four Bar Outlets	Liquor	Quarterly	1052179-LIQ-101	1/15/2004

Clark County – Gift Shop –Two Outlets	Business	Semi – Annual	1000404-405-101	2/15/2004

Clark County – Six Food Outlets	Business	Semi – Annual	1000771-700-101	4/15/2004

Clark County – Tobacco	Business	Annual	1000974-930	11/15/2004

Clark County – Transient Lodging	Business	Monthly	100080-D01	12/15/2003

Clark County – Transient Lodging	Business	Semi – Annual	100080-430	2/15/2004

Clark County – Transient Lodging	Business	Semi – Annual	1000005-431-101	2/15/2004

Clark County Health Dept.	Health	Semi Annual	All Health Permits	12/30/2003

Mohave County, AZ	Business	Annual	20162-30-00	6/30/2004

Mohave County, AZ – Pool/SPA	Health	Annual	20162-52-00	6/30/2004

State of Nevada	Gaming	Annual	01949-04	6/30/2004

State of Nevada	Gaming	Annual	01949-04	12/31/2003

State of Nevada	Gaming	Quarterly	01949-04	12/31/2003

Golden Nugget Experience, LLC:

None

Annex 1

SCHEDULE 4

Financial Covenants

1.	Minimum TTM EBITDA.

Borrowers’ TTM EBITDA, measured on a quarter-end basis, for the quarter period ending ________, _______ is $ __________ , which amount [is/is not] greater than or equal to the amount set forth in Section 7.18(a)(i) of the Loan Agreement for the corresponding period.

2.	Fixed Charge Coverage Ratio.

Borrowers’ Fixed Charge Coverage Ratio, measured on a quarter-end basis, for the quarter period ending __________ , __________ is ___: 1.0, which [is/is not] greater than or equal to the amount set forth in Section 7.18(a)(ii) of the Loan Agreement for the corresponding period.

3.	Maximum Senior Debt to EBITDA Ratio.

Borrowers’ Senior Debt to EBITDA Ratio measured on a quarter-end basis, for the quarter period ending __________, __________ is _____ :1.0, which [is/is not] greater than or equal to the amount set forth in Section 7.18(a)(iii) of the Loan Agreement for the corresponding period.

Exhibit A

REAFFIRMATION AND CONSENT

Dated as of September      , 2005

Reference is hereby made to that certain Amendment Number Six to Loan and Security Agreement, dated as of the date hereof (the “Amendment”), among the lenders signatory thereto (the “Lenders”), Wells Fargo Foothill, Inc., as arranger and administrative agent for the Lenders (“Agent”) and Poster Financial Group, Inc. (“Poster”), GNL, Corp. (“GNL”) and GNLV, Corp. (“GNLV” and together with Poster and GNL, the “Borrowers”). Capitalized terms used herein shall have the meanings ascribed to them in that certain Loan and Security Agreement, dated as of January 23, 2004 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), among Borrowers, Agent, and the Lenders. The undersigned hereby (a) represents and warrants that the execution and delivery of this Reaffirmation and Consent is within its powers, has been duly authorized by all necessary limited liability company action and is not in contravention of any law, rule, or regulation applicable to it, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority, or of the terms of its Governing Documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, (b) consents to the amendment of the Loan Agreement set forth in the Amendment and any waivers granted therein; (c) acknowledges and reaffirms all obligations owing by it to the Lender Group under any Loan Document to which it is a party; (d) agrees that each Loan Document to which it is a party is and shall remain in full force and effect, and (e) ratifies and confirms its consent to any previous waivers granted with respect to the Loan Agreement. Although the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, the undersigned understands that the Lender Group shall have no obligation to inform the undersigned of such matters in the future or to seek the undersigned’s acknowledgement or agreement to future amendments, waivers or modifications and nothing herein shall create such a duty. The undersigned hereby agrees to be bound by the release set forth in Section 5 of the Amendment.

IN WITNESS WHEREOF, the undersigned has executed this Reaffirmation and Consent as of the date first set forth above.

GOLDEN NUGGET EXPERIENCE, LLC,
a Nevada limited liability company

By
Title:	V.P